Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 26, 2026, with respect to the financial statements and supplemental information included in the Annual Report of The GEO Save 401(k) Plan on Form 11-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statement of The GEO Group, Inc. on Form S-8 (File No. 333-17265).

/s/ GRANT THORNTON LLP

Melville, New York

June 25, 2026